Exhibit 99(1)

Amerada Hess – 3rd Quarter 2003 Conference Call

Comments by John Hess

Thank you Jay, and welcome to our third quarter conference call. I would like to make a few brief comments on some key operating highlights and provide some guidance on production and capital expenditures for next year. I’ll then ask John Rielly to review the 3rd quarter financials before we open it up for questions.

We continue to make progress in reshaping our portfolio. In terms of asset swaps, during the third quarter we completed the exchange of our 25% stake in Premier Oil for a 23% stake in Natuna Sea, Block A, in Indonesia. In addition, on October 1, we closed our previously announced transaction with Encana, in which we swapped a 14% stake in the Scott and Telford Fields in the UK sector of the North Sea, in exchange for an additional 22.5% interest in the Llano Field in the deepwater Gulf of Mexico, bringing our working interest to 50%.

The development of the Llano field is progressing as planned and we expect the field to commence production in the middle of next year with production forecast to average 16 mboe/d, net, in 2005.

Our appraisal work on Northern Block G in Equatorial Guinea continues. We have drilled two wells of the previously announced six well program so far. We plan to drill the remaining four wells over the next several months. We are going to wait until we have all of the drilling results before formulating our final development plan. We are still targeting submission of a Plan of Development to the government of Equatorial Guinea early next year.

On the exploration front, we are happy to announce that the Tubular Bells prospect, in the deepwater Gulf of Mexico, was a discovery. The prospect is located on Mississippi Canyon Block 725 and we have a 20% working interest. The well was drilled in 4,300 feet of water and encountered 190 feet of net oil pay. Further appraisal drilling is planned to determine the extent of the discovery.

However, the G-13-3 well, in Equatorial Guinea, was a dry hole. We intend to further evaluate this area where we had previously announced two discoveries. However, we are expensing both the G-13-2 well and the G-13-3 well.

The Shenzi appraisal well, on Green Canyon Block 653, was spudded on September 22. We have a 28% working interest in this prospect. The well is drilling ahead and we expect to be in a position to announce results before the end of the year.

Our Refining and Marketing operations posted strong financial results in the quarter. The HOVENSA refinery benefited from strong margins, particularly in August when the U.S. experienced supply problems, while retail marketing margins strengthened in September.

I now want to make a few comments regarding our forecast for production and capital expenditures. Our best estimate for 2003 production is 369 mboe/d, which breaks down as 259 mb/d of liquids and 660 mmcf/d of natural gas. For 2004, we are estimating full year production of about 325 mboe/d, with the breakdown being 237 mb/d of liquids and 530 mmcf/d of natural gas. About 40% of the expected decline in 2004 is related to asset sales and swaps, with the balance related to natural field declines, partially offset by the start up of the Llano field in the middle of next year.

While we do not make formal production forecasts beyond one year, the changes we have made to our portfolio combined with our current slate of development projects, give us confidence that our production will enter a meaningful growth phase beginning in mid-2005.

We expect capital expenditures for 2003 to come in at $1.4 billion, and we currently forecast 2004 spending to be in the range of $1.5 billion. Over 90% of both years’ capital expenditures are devoted to exploration and production activities. In addition, about 60% of both years’ E&P budgets are earmarked for development projects.

We are implementing significant change to our upstream business. We are transitioning out of mature areas, and are shifting focus to longer-lived and more profitable assets. While this change takes time, we believe that we are positioning Amerada Hess for much improved long-term operating and financial performance.

Now let me ask John Rielly to review the quarterly results.

Cautionary Note:

The foregoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their documents filed with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Certain references are made in the foregoing prepared remarks to reserves other than proved reserves. SEC guidelines strictly prohibit registrants from including such references in documents filed with the SEC.